UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the registrant ☑                                                                                     Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement	☐	Confidential, For Use
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☐	Soliciting Material under Rule 14a-12		14a-6(e)(2))

IRONCLAD PERFORMANCE WEAR CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SUPPLEMENT TO THE IRONCLAD PERFORMANCE WEAR CORPORATION

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 23, 2012

EXPLANATORY NOTE

On or about April 2, 2012, we furnished to our stockholders of record as of the close of business on March 23, 2012, the proxy statement for our annual meeting of stockholders to be held on May 23, 2012 (the “Annual Meeting”).  This supplement provides disclosure regarding additional materials we intend to furnish to our stockholders of record as of the close of business on March 23, 2012, regarding correspondence transmitted to certain of our stockholders regarding the nomination of an alternate slate of directors.

ADDITIONAL INFORMATION REGARDING STOCKHOLDER COMMUNICATION

On or about May 16, 2012, we will distribute to our stockholders of record as of the close of business on March 23, 2012, the following letter:

May 15, 2012

Dear Ironclad Stockholders,

As you may know, the company received a stockholder proposal regarding the nomination of an alternative slate of directors to be elected at our 2012 Annual Meeting of Stockholders to be held on May 23, 2012 (the “Annual Meeting”).  However, the stockholder proposal was not received by the company in a timely manner and accordingly, will not be presented at the Annual Meeting.

The stockholder that has proposed this alternative slate (the “Proposing Stockholder”) recently sued the company and twice brought motions seeking a court order to stop the Annual Meeting, among other things.  Both times, the court denied his motions.  We believe that Ironclad has scheduled and intends to conduct the Annual Meeting consistent with past practice and with the company’s articles of incorporation and bylaws, and consistent with applicable law.

In addition, it has recently come to our attention that the Proposing Stockholder is also circulating materials to select groups of stockholders of our company.  These materials contain lawyer letters and other information. We believe these materials are misleading, and in several cases, inaccurate, including a claim that the company had an obligation to disclose a purported stockholder demand letter from counsel for the Proposing Stockholder. We believe that it is telling that the materials circulated by the Proposing Stockholder, including the lawyer letters, express no dissatisfaction with the financial results of Ironclad or its business performance. We also believe that it is important for you to recognize and appreciate the tremendous progress that our company has made and, in particular, that these successes have occurred with Scott Jarus as Chief Executive Officer and with the support of the Board’s slate of director candidates.

Since January 2009, our company’s…

•	Net Sales (Revenue) have increased 57%, from $13.6 million in 2009 to $21.4 million in 2011, despite the severe economic downturn in Ironclad’s markets.
•	Operating Expenses as a percentage of Net Sales have declined from 38.2% in 2009 to 29.2% in 2011, demonstrating significantly improved business efficiencies and a focus on disciplined spending.
•	Net Income Before Taxes has improved by more than $2 million. From a Net Loss of ($708,271) in 2009 to $1.3 million in 2011. Our company is now a sustainably profitable business.
•	The number of glove units sold grew by 36% between 2009 and 2011.
•	Market Cap has more than tripled, growing from approximately $7.3 million on January 5, 2009 to $13 million on December 26, 2011 – to $21.4 million on May 14, 2012.

 Notwithstanding the company’s performance as described above, one of the themes of the Proposing Stockholder’s materials involves the personal purchase of Ironclad shares by Scott Jarus, our Chairman and Chief Executive Office. In or around August 2011, Mr. Jarus was presented an opportunity to personally purchase shares of Ironclad from a third party stockholder.  Mr. Jarus was contacted when another buyer determined not to purchase such shares.  Mr. Jarus did not negotiate the terms of the stock purchase (including the price per share) or the transaction documents, but was rather one of several purchasers (the others of which had negotiated all of the terms).  The selling stockholder had no duty to offer the shares to Ironclad or to any stockholder.  Mr. Jarus presented the Board of Directors with the opportunity to have Ironclad repurchase the shares from him at his cost.  The Board of Directors, not including Mr. Jarus who recused himself for portions of the meeting, deliberated this and determined that it was not in the best interests of Ironclad to purchase those shares.  That determination is within the purview of the Board of Directors and among other matters, the majority of directors did not believe it was in the best interests of Ironclad to spend the company’s limited cash reserves (which it had acquired for the first time in ten years) on purchasing the company’s own shares.

The majority members of our Board of Directors encourage you to support our company’s continuing success by voting in favor of the slate of candidates proposed by our Board of Directors.  In addition to the five members of our Board of Directors who have served our company for many years, we have proposed adding David Jacobs to our Board of Directors.  As you have read in our Proxy Statement which was filed with the Securities and Exchange Commission on March 28, 2012, David has a tremendous amount of experience and knowledge from his days as founder and CEO of Spyder Active Sports (one of the largest specialty ski wear brand in the world) and his success at introducing Pearl Izumi to the U.S. bicycling market.

If you have not received your copy or copies of Ironclad Performance Wear Corporation’s Proxy Statement, Proxy Card and Form 10-K, please check with the holder of your Ironclad stock.  Alternatively, you may contact us to receive a digital copy of the documents and then call 1-877-825-8619 to register your proxy vote.  These proxy materials explain the manner in which you can vote your shares.  It is important that you review the documents, vote for the proposals described in our Proxy Statement and return the Proxy Card in the envelope provided.  We value your input in these matters.

It is our belief that this Board of Directors, in combination with our very talented and accomplished management team, will continue to assist, encourage and foster our company’s success toward bigger opportunities in the future.

Thank you for your continued support of Ironclad Performance Wear!

Sincerely,

Scott Jarus Chairman and Chief Executive Officer